Exhibit 21 – Subsidiaries of the Registrant

Oroplata Resources, Inc. has only one subsidiary:

Oroplata Exploraciones E Ingenieria, Orexi, SRL

The subsidiary was incorporated under the laws of the Dominican Republic on December 26, 2011.

It is 100% owned by its parent – Oroplata Resources, Inc.